Exhibit 99.1

Contacts:

Michael Earley	Al Palombo
Metropolitan Health Networks	Cameron Associates
Chief Executive Officer	Investor Relations
(561) 805-8500	(212) 245-8800 Ext. 209
mearley@metcare.com	al@cameronassoc.com

METROPOLITAN ANNOUNCES MANAGEMENT CHANGES

WEST PALM BEACH, FL, APRIL 14, 2008 - Metropolitan Health Networks, Inc. (AMEX: MDF), a leading provider of healthcare services in Florida, today announced that Dan McCarthy, interim President of the company’s Medicare Advantage plan, METCARE Health Plans, Inc., has agreed to join New York-based Healthfirst as Chief Operating Officer. McCarthy initially contracted with METCARE in March 2007 and was charged with reorganizing the health plan’s operations, enhancing the organization’s managed care knowledge and developing a structure that enables the HMO to take advantage of the operations of Metropolitan’s core PSN business.

As planned, the health plan’s operations are being integrated into Metropolitan’s core business. Jose Guethon, MD, President of the company’s PSN business and Robert Sabo, Metropolitan’s Chief Financial Officer, will assume senior management responsibilities for the health plan. They will continue to report to Michael Earley, Metropolitan’s Chairman and CEO.

Commenting on the changes, Earley noted, “Dan did a magnificent job for us helping us assess, strengthen, and restructure our HMO’s team. His success is reflected in membership growth to approximately 7,500 customers as well as significant cost improvements throughout our HMO system. It is auspicious that Dan is joining Healthfirst, who is our partner providing third party administrative services for our HMO. We are both pleased for him and look forward to continuing our relationship in his new role. Going forward, this growing business is being placed in the proven and capable hands of Dr. Guethon and Bob Sabo who will work with the operating team that has been developed and performed well in last several months. This transition allows us to better integrate our two managed care businesses and to further streamline our cost structure.”

McCarthy noted, “The past year has been a very rewarding experience for me. In assuming my new role at Healthfirst I know I leave METCARE in the hands of a highly capable team of senior level individuals who will continue to drive the company towards success. I expect that my future dealings with METCARE and its staff will be equally as gratifying.”

About Metropolitan Health Networks, Inc.:

Metropolitan is a growing healthcare organization in Florida that provides comprehensive healthcare services for Medicare Advantage members and other patients in South and Central Florida. To learn more about Metropolitan Health Networks, Inc. please visit its website at www.metcare.com.

 About Healthfirst:

Healthfirst is a 460,000 member, not-for-profit managed care organization sponsored by 22 of New York’s top hospital systems and medical centers. Headquartered in lower Manhattan, it has a network of close to 20,000 providers and specialists throughout New York City, Long Island, and Westchester. Healthfirst offers a variety of government-sponsored health insurance programs including New York State’s Child Health Plus, Family Health Plus and Medicaid, as well as Medicare Advantage. Healthfirst is largest health plan in New York State based on Medicaid, Family Health Plus and Child Health Plus enrollment. It separately administers a rapidly growing Medicare Advantage plan. For more information about Healthfirst health plans, please call 1-866-GO-FOR-HF (1-866-463-6743) or visit our web site (www.healthfirstny.com).

Forward Looking Statements:

Except for historical matters contained herein, statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Without limiting the generality of the foregoing, words such as “may”, “will”, “to”, “plan”, “expect”, “believe”, “anticipate”, “intend”, “could”, “would”, “estimate”, or “continue” or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements.

Investors and others are cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. These risk factors include, without limitation, (i) our failure to accurately estimate incurred but not reported medical benefits expense; (ii) pricing pressures exerted on us by managed care organizations and the level of payments we receive under governmental programs or from other payors; (iii) future legislation and changes in governmental regulations; (iv) the impact of Medicare Risk Adjustments on payments we receive for our managed care operations; (v) a loss of any of our significant contracts or our ability to increase the number of Medicare eligible patient lives we manage under these contracts; (vi) our ability to successfully operate a healthcare management organization otherwise known as an HMO; and our ability to continuously increase enrollment and effectively manage expenses in our HMO. The company is also subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007.